Exhibit 11.1

SECURITIES TRADING POLICY

1.
Introduction
1.1
Securities of Opthea Limited (the “Company”) are listed on ASX and Nasdaq.
1.2
This policy outlines:
(a)
when directors, senior management and other employees may deal in Company Securities; and
(b)
procedures to reduce the risk of insider trading.
1.3
The requirements imposed by this policy are separate from, and in addition to, the legal prohibitions on insider trading in Australia and any other country where financial products may be quoted. This policy is in addition to all laws prohibiting insider trading.

2.
Defined terms

In this policy:

Approving Officer means:

(a)
for an Employee who is not a Designated Officer, the Chief Executive Officer (“CEO”);
(b)
for a Designated Officer who is not a director, the CEO;
(c)
for the CEO who is not a director, the chairperson of the Audit & Risk Committee;
(d)
for a director (except the chairperson of the board), the chairperson of the board and the CEO, or, in the case where the CEO is also a director, the chairperson of the board and the chairperson of the Audit & Risk Committee; and
(e)
for the chairperson of the board, the chairperson of the Audit & Risk Committee and the CEO.

ASX means ASX Limited.

Company Securities includes shares in the Company, options over those shares and any other financial products of the Company traded on ASX and American Depositary Shares (“ADSs”) representing ordinary shares traded on Nasdaq.

Designated Officer means a director or person engaged in the senior management of the Company and the Group, whether as an employee or consultant, any person in the accounting and finance department of the Company and any other person that may be designated as such from time to time by the CEO or the chairperson of the Company.

Employee includes full-time, part-time, or temporary employees or consultants and extends to all of such person’s activities within and outside their duties at the Group.

Group means the Company and its subsidiaries.

Investment Manager includes a stockbroker or other investment adviser who acts on behalf of an Employee (including, for the avoidance of doubt, a Designated Officer). For the avoidance of doubt, an arm’s length superannuation fund that is not a self-managed superannuation fund of an Employee does not fall within the definition of Investment Manager.

Nasdaq means the Nasdaq Stock Market.

Related Party has the meaning given to that term in Chapter 19 (Interpretation and Definitions) of the ASX Listing Rules and includes US Related Persons as set forth in the Company’s Related Persons Transaction Policy and shall also include any member of the Employee’s family who resides with the Employee, any other persons with whom the Employee shares a household, any family members who do not live in the Employee’s household but whose transactions in Company Securities are directed by the Employee or are subject to the Employee’s influence or control and any other individuals or entities whose transactions in securities the Employee influences, directs or controls (including, e.g., a venture or other investment fund, if the Employee influences, directs or controls transactions by the fund).

Trading Day means a day on which the Nasdaq or the ASX is open for trading.

3.
Insider trading
3.1
If a person has information about securities and the person knows, or ought reasonably to know, that the information is “inside information,” it is likely to be illegal for the person to:
(a)
deal in the securities;
(b)
procure another person to deal in the securities; or
(c)
give the information to another person who the person knows, or ought reasonably to know, is likely to:
(i)
deal in the securities; or
(ii)
procure someone else to deal in the securities.
3.2
See Appendix A for an explanation of “inside information” and “insider trading” under the US securities law framework. The description in Appendix A is intended to be a summary for reference only and does not purport to be complete.
3.3
Insider trading is a criminal offence. It is punishable by substantial fines or imprisonment or both. A company may also be liable if an employee or director engages in insider trading.

3.4
Insider trading may also attract civil penalties. A court may impose substantial pecuniary penalties for insider trading and order payment of compensation to persons who suffer loss or damage because of insider trading.
3.5
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. In addition, even the appearance of an improper transaction must be avoided to preserve Opthea’s reputation for adhering to the highest standards of conduct. It is not an excuse that you did not “use” the information in deciding whether or not to engage in a transaction in Company Securities.
3.6
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Opthea may be material to another company.

4.
What is inside information?
4.1
Inside information is information that:
(a)
is not generally available; and
(b)
if it were generally available, would, or would be likely to, influence persons who commonly invest in securities in deciding whether to acquire or dispose of the relevant securities.
4.2
Information is generally available if it:
(a)
is readily observable;
(b)
has been made known in a manner likely to bring it to the attention of persons who commonly invest in securities of the relevant type and a reasonable period for that information to be disseminated has elapsed since it was made known; or
(c)
consists of deductions, conclusions or inferences made or drawn from information falling under paragraphs 4.2(a) or 4.2(b).

5.
What is dealing in securities?
5.1
Dealing in securities includes:
(a)
applying for, acquiring or disposing of, securities;
(b)
entering into an agreement to apply for, acquire or dispose of, securities;
(c)
gifts involving securities or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities does not change; and
(d)
granting, accepting, acquiring, disposing, exercising or discharging an option or other right or obligation to acquire or dispose of securities.

6.
Trading is prohibited during a Blackout Period
6.1
In addition to the general prohibition on insider trading at any time, an Employee (which, for the avoidance of doubt, includes a Designated Officer) must not deal or procure another person to deal in Company Securities during the following periods:
(a)
the period commencing on 31 December and ending at the beginning of the second full trading day following the public announcement of Opthea’s half year results;
(b)
the period commencing on 30 June and ending at the beginning of the second full trading day following the public announcement of Opthea’s full year results; and
(c)
only in the event Opthea expects to publicly announce quarterly results, the period commencing on 31 March and 30 September and ending at the beginning of the second full trading day following the announcement of the relevant quarterly results.

(each a “Blackout Period”).

The CEO or Company Secretary will notify Employees of the Blackout Periods during these times.

Please note that a Blackout Period may commence early or may be extended if, in the judgment of the CEO or Chief Financial Officer (“CFO”), there exists undisclosed information that would make dealing in Company Securities by an Employee inappropriate. It is important to note that the fact that a Blackout Period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

6.2
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the CEO or CFO may not trade in Company Securities. In that situation, the Company will notify the designated Employees that they must not trade in Company Securities. The existence of an event-specific trading blackout period should also be considered material nonpublic information and should not be communicated to any other person. Exceptions to this policy will not be granted to relevant individuals during an event-specific trading blackout period. Event-specific trading blackouts may include:
(a)
status of product or product candidate development or regulatory approvals;
(b)
clinical data relating to products or product candidates;
(c)
timelines for pre-clinical studies or clinical trials;
(d)
acquisitions, disposals or licensing of products, assets, divisions or companies;

(e)
public or private sales of debt or equity securities;
(f)
gain or loss of a significant licensor, licensee or supplier;
(g)
notice of issuance or denial of patents; and
(h)
other similar material events.

There may be other types of information that would qualify as material information triggering an event-specific trading blackout as well, use this list merely as a non-exhaustive guide.

6.3
Please note that trading in any Company Securities outside a Blackout Period is not a “safe harbor,” and all Employees should strictly comply with all applicable law. When in doubt, do not trade and do not disclose the information to others! Check with the Compliance Officer, as defined in the Company’s Whistleblower policy, first.
6.4
Employees in the U.S. should note that trading plans such as a security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 are not effective in providing any form of defence to insider trading under Australian law.

7.
Pre-clearance from Approving Officer(s)
7.1
In addition to the general restrictions applying to all Employees (including Designated Officers) during Blackout Periods set out in Section 6 above, before dealing in Company Securities, a Designated Officer must first inform the relevant Approving Officer(s) and obtain pre-clearance. The Company Secretary is to be informed of all such pre-clearances either before or immediately after they are provided by the Approving Officer(s). A pre-clearance to trade expires five (5) business days from its date, unless the pre-clearance specifies a different date. From time to time, the CEO or CFO may identify other persons who require pre-clearance by the relevant Approving Officer. The Company Secretary must keep a written record of each such additional persons subject to pre-clearance.
7.2
The Approving Officer(s) must:
(a)
keep a written record of:
(i)
any information received from a Designated Officer in connection with this policy; and
(ii)
any pre-clearance given under this policy; and
(b)
send a copy of the written record to the Company Secretary for keeping.
7.3
The Company Secretary must keep a file of any written record referred to in paragraph 7.2.
7.4
Persons subject to pre-clearance must also provide advance notice of their plans to exercise an outstanding option to the relevant Approving Officer(s).

8.
Exceptional circumstances and exceptions to this policy
8.1
Where an optionholder and Opthea possess the same inside information, this policy will not apply to the exercise of options or settlement of other equity awards granted under Opthea’s equity compensation plans, for cash or otherwise, including pursuant to any “cashless” or “net” exercise or settlement, as applicable, with Opthea. This policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

9.
Dealings by associated persons and Investment Managers
9.1
If an Employee may not deal in the Company Securities, he or she must prohibit any dealing in the Company Securities by:
(a)
any Related Party (including nominee companies and family trusts); or
(b)
any Investment Manager on their behalf or on behalf of any associated person.
9.2
For the purposes of paragraph 9.1, an Employee must:
(a)
inform any Investment Manager or associated person of the periods during which the Employee may and may not deal in Company Securities;
(b)
request any Investment Manager or associated person to inform the Employee immediately after they have dealt in Company Securities; and
9.3
Each Employee is responsible for ensuring compliance by any Related Party with this policy, as this policy applies equally to all Related Parties.

10.
Prohibited transactions

10.1
Anti-hedging policy. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited. Since such hedging transactions allow the Employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, Employees may no longer have the same objectives as the Company’s other shareholders. Therefore, Employees are prohibited from engaging in any such transactions.

10.2
Anti-pledging policy. Pledging shares as collateral for a personal loan could cause the pledgee to transfer shares during a trading blackout period or when the Employee is otherwise aware of material nonpublic information. As a result, Employees may not pledge shares as collateral for a loan. Similarly, you may not hold Company Securities in margin accounts because your broker may sell securities held in the margin account during a blackout period.

10.3
Short sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Company Securities. Short sales may signal to the market possible bad news about Opthea or a general lack of confidence in its prospects and an expectation that the value of its securities will decline.

10.4
Standing and limit orders. Standing and limit orders (except standing and limit orders under approved trading plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. We therefore discourage placing standing or limit orders on Company Securities. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading in violation of this policy.

11.
Communicating inside information
11.1
If an Employee (which, for the avoidance of doubt, includes a Designated Officer) has information that he or she knows, or ought reasonably to know, is inside information in relation to Company Securities (or the listed securities of another entity), the Employee must not directly or indirectly communicate that information to another person. An Employee must not inform colleagues (except the relevant Approving Officer(s)) about inside information or its details.
11.2
Even if you do not buy or sell anything, if you pass to another person inside information, you may be liable under Australian and US securities laws for “tipping”. You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that inside information, or if you know or ought reasonably to have known that the tippee would trade, you might still be guilty of insider trading. For example, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you must not discuss material, non-public information about the Company with anyone outside the Company, including spouses, family members, friends, or business associates. This includes anonymous discussion on the internet about the Company or telling another person whether to buy or sell securities of the Company. Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, Opthea or otherwise, based on material nonpublic information.

12.
Breach of policy
12.1
A breach of this policy by an Employee is serious and may lead to disciplinary action, including dismissal in serious cases. It may also be a breach of the law.
12.2
If you become aware that any potential inside information has been or may have been inadvertently disclosed, you must notify the CFO or CEO immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.
12.3
If you are aware of inside information when your employment or service relationship with the Company ends, you still may not trade Company Securities until such information has become public or is no longer material.

12.4
The ultimate responsibility for complying with this policy and applicable laws rests with you. As Opthea requests you do in all aspects of your work, please use your best judgment at all times and consult with an Approving Officer and/or your legal and financial advisors, in confidence, if you have questions.

13.
Distribution of policy
13.1
This policy must be distributed to all Employees (including Designated Officers).

14.
Assistance and additional information
14.1
Employees who are unsure about any information they may have in their possession, and whether they can use that information for dealing in securities, should contact the CEO.

15.
Approved and adopted
15.1
This policy was approved and adopted by the board on August 20, 2024.

Appendix A

Explanation of Insider Trading under the US Federal Securities Laws

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security (referred to as “inside information” in this policy). “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•
trading by insiders while in possession of material non-public information;
•
trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was acquired inappropriately; and
•
communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” securities include the acceptance of options or other share-based awards granted by the Company.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•
dividends;
•
corporate earnings or earnings forecasts;
•
changes in financial condition or asset value;
•
status of and new developments related to product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;

•
detailed regarding timelines, progress or results for preclinical studies or clinical trials;
•
communications with the U.S. Food and Drug Administration or any comparable foreign government agencies;
•
negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
•
notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;
•
regulatory developments;
•
significant new contracts or the loss of a significant contract;
•
significant new products or services;
•
significant marketing plans or changes in such plans;
•
capital investment plans or changes in such plans;
•
material litigation, administrative action or governmental investigations or inquiries about the Company or any of its officers or directors;
•
significant borrowings or financings;
•
defaults on borrowings;
•
new equity or debt offerings;
•
significant personnel changes;
•
material cybersecurity incidents;
•
changes in accounting methods and write-offs; and
•
any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade, and do not disclose such information to others.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers and employees of a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to a company’s securities. All directors, officers and employees of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers and employees of the Company may not trade the Company’s securities or any other securities to which such material non-public information relates while in possession of material non-public information relating to the Company or such other company as the material non-public information relates or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by any member of the Insider’s family who resides with the Insider, any other persons with whom the Insider shares a household, any family members who do not live in the Insider’s household but whose transactions in Company Securities are directed by the Insider or are subject to the Insider’s influence or control and any other individuals or entities whose transactions in securities the Insider influences, directs or controls (including, e.g., a venture or other investment fund, if the Insider influences, directs or controls transactions by the fund) can be the responsibility of such Insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non- public information which has been unlawfully used.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•
administrative sanctions;
•
sanctions by self-regulatory organizations in the securities industry;
•
civil injunctions;
•
damage awards to private plaintiffs;
•
disgorgement of profits gained by the violator;
•
civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

•
civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•
criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
•
jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), and equivalent non-U.S. laws also may be violated upon the occurrence of insider trading.

Inside Information Regarding Other Companies

This policy and the guidelines described herein also apply to material and non-public information relating to other companies, including the Company’s customers, vendors, suppliers and other business partners (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on inside information regarding the Company’s Business Partners. Each individual should treat material nonpublic information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.